CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Entertainment Art, Inc.

Las Vegas, Nevada

We hereby consent to the inclusion in this form 8-K, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 of our report dated March 4, 2013 relating to the financial statements of Entertainment Art, Inc. as of and for the 11 months ended February 28, 2013.

/s/ZBS Group LLP

Melville, New York

March 11, 2013